Exhibit 99.1

Company Contact: Joseph T. Schepers Director, Investor Relations (800) 793-2145 ext. 3002 jschepers@pernixtx.com

Pernix Therapeutics Completes At-the-Market Equity Offering

THE WOODLANDS, Texas, April 26, 2012 – Pernix Therapeutics Holdings, Inc. (NYSE Amex: PTX) (“Pernix” or the “Company”), a specialty pharmaceutical company, today announced that it has completed its At-the-Market (ATM) offering with Cantor Fitzgerald & Co. Today, the Company sold approximately 2.7 million shares of common stock under the ATM agreement for total net proceeds of approximately $21.3 million.

In February 2012, Pernix initiated the ATM program to sell up to $25 million of its common stock through Cantor Fitzgerald & Co. The Company previously sold 269,500 shares of common stock under its ATM program for total net proceeds of approximately $2.5 million. No further sales of Common Stock will be made under this program. Pernix intends to use the net proceeds from the ATM program to fund future acquisitions and for general corporate purposes.

About Pernix Therapeutics Holdings, Inc.

Pernix Therapeutics Holdings, Inc. is a specialty pharmaceutical company primarily focused on the sales, marketing, and development of branded and generic pharmaceutical products. The Company manages a portfolio of branded and generic products and Theobromine, a non-codeine, cough suppressant product candidate in development. The Company’s branded products for the pediatrics market include CEDAX®, an antibiotic for middle ear infections, NATROBA™, a topical treatment for head lice marketed under an exclusive co-promotion agreement with ParaPRO, LLC, a family of prescription treatments for cough and cold (BROVEX®, ALDEX® and PEDIATEX®) and REZYST IM™, a probiotic blend to promote dietary management. The Company promotes its branded products through an established U.S. sales force. Pernix also markets generic products through its wholly-owned subsidiary, Macoven Pharmaceuticals. Founded in 1996, the Company is based in The Woodlands, TX.

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